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                                                                EXHIBIT 10.8(k)

                             TECHNOLOGY LICENSE AGREEMENT


    This TECHNOLOGY LICENSE AGREEMENT (the "AGREEMENT") is made and entered into as of July 31, 1996, by and among PSII ACQUISITION CORP., a Delaware corporation ("PSII ACQUISITION"), and PERCEPTIVE SCIENTIFIC IMAGING SYSTEMS, INC., a Delaware corporation ("PSISI") and wholly-owned subsidiary of DIGITAL IMAGING TECHNOLOGIES, INC., a Delaware corporation ("DITI"), with reference to the following facts:

    A. DITI owns all of the capital stock of Perceptive Scientific Instruments, Inc., a Delaware corporation ("PSII"), and Perceptive Scientific Technologies, Inc., a Delaware corporation ("PSTI"). (DITI, PSII and PSTI are sometimes hereinafter referred to collectively as the "SELLER"). PSII Acquisition is a newly-formed and wholly-owned subsidiary of International Remote Imaging Systems, Inc., a Delaware corporation ("IRIS").

    B. Seller is the owner of certain intellectual property and other assets used in the business of developing, manufacturing and marketing digital image processing and analysis products and services, including the proprietary PowerGene-TM- product line of genetic analysis instruments.

    C. Pursuant to an Asset Purchase Agreement (the "ASSET PURCHASE AGREEMENT") dated as of July 15, 1996, by and among IRIS and Seller, IRIS agreed to purchase substantially all of the assets of Seller. In accordance with
Section 12.6 of the Asset Purchase Agreement, IRIS has assigned its rights and obligations thereunder to PSII Acquisition.

    D. PSII Acquisition desires to consummate the acquisition of such assets, and Seller is willing to do so provided that certain conditions are met, including the execution of this Agreement by PSII Acquisition.

    NOW, THEREFORE, based upon the above premises and in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

    1.   DEFINITIONS.

    The following terms shall have the meanings set forth below:

    "CONFIDENTIAL INFORMATION" shall mean all information relating to the Intellectual Property (defined in Section 2.1), except information that is, or becomes, part of the public domain through no fault of PSISI.

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    "COPYRIGHTS" shall mean all U.S. and foreign copyrights, whether or not registered, acquired by PSII Acquisition from Seller pursuant to the Asset Purchase Agreement.

    "LOSS" shall mean any and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses and court costs incident to any suit, action, investigation or other proceedings), damages and losses, net of any insurance proceeds received with respect thereto.

    "PATENTS" shall mean all U.S. and foreign patents acquired by PSII Acquisition from Seller pursuant to the Asset Purchase Agreement.

    "PROPRIETARY INFORMATION" shall mean all trade secrets, data, methods, test results, procedures, processes, techniques, systems, inventions, apparatus, information, manufacturing and engineering drawings and prints, artwork for circuit boards, artwork for labels, regulatory and manufacturing documentation and design specifications, know-how and other proprietary information acquired by PSII Acquisition from Seller pursuant to the Asset Purchase Agreement.

    "SOFTWARE" shall mean all software products, including both source code and object code, acquired by PSII Acquisition from Seller pursuant to the Asset Purchase Agreement.

    "THIRD PARTY CLAIM" shall mean a claim brought by a third party for which indemnification is sought pursuant to this Agreement.

    "WELL LOG BUSINESS" shall mean the business of developing, manufacturing, marketing and selling digital image processing and analysis products and services for use solely in the oil and gas industry.

    2.   GRANT OF LICENSE TO PSISI.

         2.1  GRANT OF LICENSE.  Subject to the other provisions of this
Section 2, PSII Acquisition hereby grants to PSISI a worldwide, royalty-free, exclusive (as against PSII Acquisition and all other persons) license to use the Patents, Copyrights, Software and Proprietary Information (collectively, the "INTELLECTUAL PROPERTY") solely for use in connection with the Well Log Business. PSII Acquisition shall retain the exclusive (as against PSISI) right to use, and sublicense others to use, the Intellectual Property for all purposes other than the Well Log Business. PSII Acquisition may not terminate the foregoing license UNLESS PSISI fails to cure a material breach of the terms of this Agreement within thirty (30) days after written notice of such breach from PSII Acquisition or, if such breach cannot reasonably be cured within such thirty-day period, PSISI fails to promptly commence reasonable efforts to cure such breach and thereafter diligently pursue such cure to completion.

         2.2 NO TRANSFERS. PSISI shall not have the right to sublicense, encumber, sell, assign or otherwise transfer any rights to the Intellectual Property without the prior

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written consent of PSII Acquisition, which shall not be unreasonably withheld;
PROVIDED, HOWEVER, that, pursuant to Section 7.4, PSISI may assign its rights under this Agreement in connection with a merger, consolidation or sale of substantially all of the assets of PSISI if the successor entity agrees in writing prior to the assignment to be bound by all the terms and conditions of this Agreement. Any attempted transfer of such rights in violation of this
Section 2.2 shall be null and void.

    3.   CONFIDENTIALITY.

         3.1 CONFIDENTIALITY OBLIGATIONS. PSISI hereby acknowledges and agrees that the Intellectual Property contains valuable confidential information and trade secrets developed or acquired by Seller through the expenditure of significant amounts of time and money and purchased from Seller by PSII Acquisition at significant expense. Accordingly, PSISI shall maintain the confidential nature of, and not disclose to any third party, any Confidential Information.

         3.2 PERMITTED DISCLOSURES. The obligations of confidentiality contained in this Agreement shall not apply to the disclosure of any Confidential Information if, and to the extent:

              3.2.1 reasonably necessary to market products, including, without limitation, by making disclosures to prospective customers as will adequately explain the nature and operation of the product;

              3.2.2 reasonably necessary to develop new products, including, without limitation, by making disclosures to consultants, contractors, partners or collaborators as will adequately explain the nature and operation of the proposed product, PROVIDED that any parties to whom Confidential Information is disclosed under this Section 3.2.2 shall have previously agreed in writing to be bound by the confidentiality obligations of this Section 3;

              3.2.3 reasonably necessary to secure governmental or regulatory approvals or clearances; or

              3.2.4 the disclosure is required by a judicial order or decree of governmental law or regulation, provided that PSISI promptly notifies PSII Acquisition of such requirement and reasonable opportunity is allowed for PSII Acquisition to obtain a protective order or otherwise proceed under applicable law to protect its interests.

         3.3 INJUNCTIONS; PROOF WAIVED. PSISI agrees that, due to the unique and proprietary nature of the Confidential Information, the remedies at law for a breach by PSISI of its obligations under this Section 3 will be inadequate and that, in the event of such breach, PSII Acquisition shall be entitled to equitable relief (including without limitation injunctive relief and specific performance) in addition to all other remedies provided under this Agreement or available at law. PSISI acknowledges the secret nature and quality of the

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Intellectual Property as legally protectable proprietary information and intellectual property and agrees to waive proof of such fact in any litigation or arbitration between the parties.

    4. DISCLAIMER OF WARRANTY. PSII Acquisition disclaims any and all representations and warranties, express or implied, concerning the Intellectual Property, including without limitation (i) the performance, utility, reliability, suitability for any particular purpose or accuracy of the Intellectual Property, (ii) whether the use of the Intellectual Property licensed hereunder will infringe any patent or other proprietary rights of any third party, and (iii) whether any of the Intellectual Property is entitled to protection under patent, copyright or other proprietary laws.

    5. ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS. If PSISI has actual notice of infringement by any person of any Intellectual Property, PSISI shall promptly inform PSII Acquisition. PSII Acquisition shall have the right, but not the obligation, at its own expense, to take appropriate action to enforce such Intellectual Property rights; PROVIDED, HOWEVER, that, if PSII Acquisition elects to enforce such Intellectual Property rights and the infringement involves the Well Log Business, PSISI shall have the right to participate by agreeing to bear a percentage of the costs of such enforcement in such amount as the parties shall reasonably determine. All amounts recovered in any action to enforce Intellectual Property undertaken by PSII Acquisition and PSISI, whether by judgment or settlement, shall be (i) applied first to the repayment of expenses of enforcement, including legal and other fees and expenses, pro rata according to the respective percentage of expenses borne by each party and (ii) applied second to payment of compensation for damages suffered as a result of such infringement pro rata according to the actual damages suffered by each party. If, within one (1) month after notice of the infringement of Intellectual Property rights involving the Well Log Business, PSII Acquisition has not commenced action to enforce such Intellectual Property rights or thereafter ceases to diligently pursue such action, PSISI shall have the right, at its expense, to take appropriate action to enforce such Intellectual Property rights as its sole remedy hereunder. All amounts received in any action to enforce Intellectual Property rights involving the Well Log Business undertaken solely by PSISI at its expense, whether by judgment or settlement, shall be retained by PSISI. PSII Acquisition and PSISI shall fully cooperate with each other in the planning and execution of any action to enforce Intellectual Property rights with respect to the Well Log Business. Neither PSII Acquisition nor PSISI shall enter into any settlement that includes the grant of a license under, agreement not to enforce, or any statement prejudicial to the validity or enforceability of any Intellectual Property rights with respect to the Well Log Business without the consent of the other, which consent shall not be unreasonably withheld.

    6.   INDEMNIFICATION.

         6.1 RIGHT OF INDEMNIFICATION. PSISI agrees to indemnify and hold PSII Acquisition (and PSII Acquisition's respective officers, directors, employees and agents) harmless from and against the full amount of all Losses arising out of (a) any use of the Intellectual Property by PSISI or (b) any breach of this Agreement by PSISI.

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         6.2  PROCEDURES FOR INDEMNIFICATION.  If any claim is asserted or any action or proceeding is brought in respect of which indemnity may be sought, PSII Acquisition will promptly notify PSISI in writing of such asserted claim or the institution of such action or proceeding; PROVIDED, HOWEVER, that the PSII Acquisition's failure to so notify PSISI will not relieve PSISI from any liability it might otherwise have on account of this indemnity, except to the extent that PSISI has been materially prejudiced by such failure to notify. If requested by PSII Acquisition in the aforementioned notice, PSISI shall undertake full responsibility for the defense of any Third-Party Claim which, if successful, would result in an obligation of indemnity under this Agreement. PSISI may contest or settle any such claim on such terms as PSISI may choose, PROVIDED that PSISI will not have the right, without PSII Acquisition's prior written consent, to settle any such claim if such settlement (i) arises from or is part of any criminal action, suit or proceeding, (ii) contains a stipulation to, confession of judgement with respect to, or admission or acknowledgement of, any liability or wrongdoing on the part of PSII Acquisition, (iii) relates to any tax matters, (iv) provides for injunctive relief, or other relief or finding other than money damages, which is binding on PSII Acquisition, or (v) does not contain an unconditional release of PSII Acquisition. Such defense will be conducted by reputable attorneys retained by PSISI at the PSISI's cost and expense, but PSII Acquisition will have the right to participate in such proceedings and to be separately represented by attorneys of its own choosing. PSII Acquisition will be responsible for the costs of such separate representation unless PSII Acquisition will have reasonably concluded that the interests of PSII Acquisition and PSISI in the action conflict in such a manner and to such an extent as to make advisable, consistent with applicable standards of professional responsibility, the retention of separate counsel for PSII Acquisition, in which case PSISI will pay for one (but not more than one) separate counsel chosen by PSII Acquisition.

         6.3 COOPERATION. PSISI and PSII Acquisition shall cooperate in determining the validity of any Third-Party Claim for any Loss for which a claim of indemnification may be made hereunder. Each party shall also use all reasonable efforts to minimize all Losses.

    7.   MISCELLANEOUS.

         7.1 ENTIRE AGREEMENT; MODIFICATIONS. This Agreement and any documents referred to herein or executed contemporaneously herewith constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by the parties.

         7.2 WAIVERS STRICTLY CONSTRUED. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (a) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment shall be implied by reason

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of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

         7.3 THIRD-PARTY BENEFITS. None of the provisions of this Agreement will be for the benefit of, or enforceable by, any third-party beneficiary.

         7.4 SUCCESSORS AND ASSIGNS. Except as provided herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. PSISI may not assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part without the prior written consent of PSII Acquisition, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that PSISI may assign its rights under this Agreement in connection with a merger, consolidation or sale of substantially all of the assets of PSISI if the successor entity agrees in writing prior to the assignment to be bound by all the terms and conditions of this Agreement. Any attempt by PSISI to assign or delegate any portion of this Agreement in violation of this Section 7.4 shall be null and void.

         7.5 REMEDIES NOT EXCLUSIVE. Subject to Section 7.11 (Arbitration of Disputes), no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

         7.6 NOTICES. All notices under this Agreement will be in writing and will be delivered by personal service or facsimile or certified mail (or, if certified mail is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. Any notice sent by certified mail will be deemed to have been given three (3) days after the date on which it is mailed. All other notices will be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

         (a)  If to PSII Acquisition:

              PSII Acquisition Corp.
              9162 Eton Avenue
              Chatsworth, California 91311
              Attn:  Fred H. Deindoerfer
                     President
              Telephone:  (818) 709-1244
              Facsimile:  (818) 700-9661

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              With a copy to:

              Irell & Manella LLP
              1800 Avenue of the Stars, Suite 900
              Los Angeles, California 90067
              Attn:  Theodore E. Guth, Esq.
              Telephone:  (310) 277-1010
              Facsimile:  (310) 203-7199

         (b)  If to PSISI:

              Perceptive Scientific Imaging Systems. Inc.
              2950 North Loop West, #1050
              Houston, Texas 77092
              Attn:  James L. Hurn
                     Chief Executive Officer
              Telephone:  (713) 956-2165
              Facsimile:  (713) 956-2185

              With a copy to:

              Andrews & Kurth LLP
              Texas Commerce Tower
              600 Travis, Suite 4200
              Houston, Texas  77002
              Attn:  Robert V. Jewell, Esq.
              Telephone:  (713) 220-4200
              Facsimile:  (713) 220-4285

         7.7 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to the conflict of laws rules of the State of Delaware or any other jurisdiction that would call for the application of the laws of any jurisdiction other than the State of Delaware. Each party hereto hereby irrevocably consents, for itself and its legal representatives, partners, successors and assigns, to the exclusive jurisdiction of the Courts of the State of Delaware for all purposes in connection with any action or proceeding that arises from or relates to this Agreement, and further agrees that, subject to
Section 7.11 (Arbitration of Disputes), any action arising from or relating to this Agreement shall be instituted and prosecuted only in the courts of the State of Delaware, and hereby waives any rights it may have to personal service of summons, complaint, or other process in connection therewith, and agrees that service may be made by registered or certified mail to such party at the address set forth in Section 7.6 (Notices).

         7.8 ATTORNEYS' FEES. Should any litigation or arbitration be commenced (including any proceedings in a bankruptcy court) between the parties hereto or their

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representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys' fees and court costs incurred by reason of such litigation or arbitration.

         7.9 HEADINGS. The Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Section.

         7.10 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. To the extent permitted by applicable law, the parties hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

         7.11 ARBITRATION OF DISPUTES. Except for actions seeking injunctive relief, which may be brought before any court having jurisdiction, any claim arising out of or relating to (i) this Agreement, including, but not limited to, its validity, interpretation, enforceability or breach, or (ii) the relationship between the parties (including its commencement and termination) which are not settled by agreement between the parties, shall be settled by arbitration conducted exclusively in Wilmington, Delaware before a board of three arbitrators, one selected by each party, and the third by the two persons so selected, all in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. The notice of intent to arbitrate shall name one arbitrator, and the party receiving the notice shall name the second arbitrator within 15 days or the moving party may select the second arbitrator from a list supplied by the AAA. In the event that these two arbitrators cannot agree upon a third arbitrator within 15 days, then the third arbitrator shall be selected from the list provided by the AAA with the parties striking names in order with the party striking first to be determined by the flip of a coin. The parties hereby consent to the in personam jurisdiction of the courts of the State of Delaware for purposes of confirming any such award and entering judgment thereon. In any arbitration proceedings hereunder, (a) all testimony of witnesses shall be taken under oath; (b) discovery will be allowed to the same extent as available under the rules then applicable to civil actions under Delaware law; (c) upon conclusion of any arbitration, the arbitrators shall render findings of fact and conclusions of law in a written opinion setting forth the basis and reasons for any decision reached and deliver such documents to each party to this Agreement along with a signed copy of the award; and (d) the rules of evidence as then applicable to civil actions under Delaware law shall be applied in the arbitration. Each party agrees that the arbitration provisions of this Agreement are its exclusive damage remedy and expressly waives any right to seek redress in another forum. Each party shall bear the fees of the arbitrator appointed by it, and the fees of the neutral arbitrators shall be borne equally by each party during the arbitration, but the fees of all arbitrators shall be borne by the losing party.

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         7.12 AGREEMENT NEGOTIATED.  The parties hereto are sophisticated and have consulted legal counsel with respect to this transaction. As a consequence, the parties do not believe that the presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

         7.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                        *** [NEXT PAGE IS SIGNATURE PAGE] ***


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                    SIGNATURE PAGE TO TECHNOLOGY LICENSE AGREEMENT

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.


                                            "PSII ACQUISITION"

                                            PSII ACQUISITION CORP., a Delaware
                                            corporation



                                            By:  /s/ Fred H. Deindoerfer
                                               --------------------------------
                                            Name:     Fred H. Deindoerfer
                                                 ------------------------------

                                            Title:    President
                                                  -----------------------------


                                            "PSISI"

                                            PERCEPTIVE SCIENTIFIC IMAGING
                                            SYSTEMS, INC., a Delaware
                                            corporation



                                            By:  /s/ James L. Hurn
                                               --------------------------------
                                            Name:     James L. Hurn
                                                 ------------------------------
                                            Title:    President
                                                   ----------------------------


                                         S-1